C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 26, 2011 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2011.

Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2011	2010	% change

Total revenues	$ 2,365,472	$2,074,617	14.0%
Net revenues:
Transportation
Truck	$ 294,500	$ 241,665	21.9%
Intermodal	9,600	8,496	13.0%
Ocean	15,570	12,522	24.3%
Air	9,185	8,835	4.0%
Other Logistics Services	14,065	13,419	4.8%
Total Transportation	342,920	284,937	20.3%
Sourcing	32,999	34,938	-5.5%
Information Services	14,422	12,726	13.3%
Total net revenues	390,341	332,601	17.4%
Operating expenses	233,626	196,594	18.8%
Operating income	156,715	136,007	15.2%
Net income	$ 97,028	$ 84,012	15.5%
Diluted EPS	$ 0.59	$ 0.50	18.0%

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, increased 21.9 percent in the first quarter of 2011. Our truckload volumes increased approximately 7.5 percent in the first quarter of 2011 compared to the first quarter of 2010. Our truckload net revenue margin was consistent with the first quarter of 2010. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately eight percent in the first quarter of 2011 compared to the first quarter of 2010. Our truckload transportation costs increased approximately six percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 31 percent. The increase was driven by an increase in total shipments of approximately 18 percent, pricing increases, and a small increase in our net revenue margin.

Our intermodal net revenue increased 13.0 percent due to increased prices, partially offset by a small volume decline. Price increases were driven by market conditions and the increased price of fuel. Net revenue margins were slightly higher than the first quarter of 2010.

Our ocean transportation net revenues increased 24.3 percent in the first quarter of 2011, driven by higher pricing and volume increases, partially offset by increased cost of capacity.

Our air transportation net revenue increased 4.0 percent in the first quarter of 2011 due to higher volumes.

Other logistics services net revenues consist primarily of transportation management fees and customs brokerage fees. The increase of 4.8 percent was driven primarily by an increase in management fees.

For the first quarter, our Sourcing revenues decreased 14.8 percent. Sourcing net revenues decreased 5.5 percent to $33.0 million in 2011 from $34.9 million in 2010, primarily due to decreased volumes with a large customer.

Our Information Services revenues increased 13.3 percent in the first quarter of 2011 due to increases in some fees that are impacted by fuel prices and an increase in transactions.

For the first quarter, operating expenses increased 18.8 percent to $233.6 million in 2011 from $196.6 million in 2010. This was due to an increase of 19.3 percent in personnel expense and an increase of 17.4 percent in other selling, general, and administrative expenses. Personnel expenses related to our restricted stock program and various other incentive plans increased compared to last year. Many of these plans are variable based on growth in our earnings. We also increased our average headcount from the first quarter of 2010.

For the first quarter, other selling, general, and administrative expenses increased to $58.5 million from $49.8 million in the first quarter of 2010. As previously announced, we recorded a $5.9 million charge in the first quarter due to a ruling by the Illinois Court of Appeals.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 36,000 customers through a network of 232 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 49,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the strength of the current recovery and uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2011 Earnings Conference Call

Tuesday, April 26, 2011 5:00 pm. Eastern Time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-8609; conference ID 4432022

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 29: 800-406-7325;

passcode: 4432022#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2011	2010

Revenues:
Transportation	$1,991,022	$ 1,639,236
Sourcing	360,028	422,655
Information Services	14,422	12,726
Total revenues	2,365,472	2,074,617
Costs and expenses:
Purchased transportation and related services	1,648,102	1,354,299
Purchased products sourced for resale	327,029	387,717
Personnel expenses	175,109	146,755
Other selling, general, and administrative expenses	58,517	49,839
Total costs and expenses	2,208,757	1,938,610

Income from operations	156,715	136,007

Investment and other income	225	474

Income before provision for income taxes	156,940	136,481
Provision for income taxes	59,912	52,469
Net income	$ 97,028	$ 84,012

Net income per share (basic)	$ 0.59	$ 0.51
Net income per share (diluted)	$ 0.59	$ 0.50
Weighted average shares outstanding (basic)	165,124	165,440
Weighted average shares outstanding (diluted)	165,764	166,575

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 359,335	$ 398,607
Available-for-sale securities	982	9,290
Receivables, net	1,175,775	1,036,070
Other current assets	45,979	37,801
Total current assets	1,582,071	1,481,768

Property and equipment, net	114,779	114,333
Intangible and other assets	399,484	399,598
Total Assets	$ 2,096,334	$ 1,995,699

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 709,124	$ 627,561
Accrued compensation	49,098	96,991
Other accrued expenses	93,537	47,055
Total current liabilities	851,759	771,607

Long term liabilities	17,049	20,024
Total liabilities	868,808	791,631

Total stockholders' investment	1,227,526	1,204,068
Total liabilities and stockholders' investment	$ 2,096,334	$ 1,995,699

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2011	2010
Operating activities:
Net income	$ 97,028	$ 84,012
Stock-based compensation	12,510	4,664
Depreciation and amortization	7,139	7,559
Provision for doubtful accounts	2,397	2,637
Other non-cash expenses, net	(1,822)	3,111
Net changes in operating elements	(64,639)	(98,058)
Net cash provided by operating activities	52,613	3,925

Investing activities:
Purchases of property and equipment	(5,663)	(2,893)
Purchases and development of software	(3,967)	(1,475)
Purchases of available-for-sale securities	-	(8,541)
Sales/maturities of available-for-sale securities	8,327	6,481
Other	18	(25)
Net cash used for investing activities	(1,285)	(6,453)

Financing activities:
Payment of contingent purchase price	(3,850)	-
Net repurchases of common stock	(44,286)	(62,847)
Excess tax benefit on stock-based compensation	7,511	2,391
Cash dividends	(48,851)	(42,409)
Net cash used for financing activities	(89,476)	(102,865)
Effect of exchange rates on cash	(1,124)	(2,270)

Net change in cash and cash equivalents	(39,272)	(107,663)
Cash and cash equivalents, beginning of period	398,607	337,308
Cash and cash equivalents, end of period	$ 359,335	$ 229,645

	As of March 31,
	2011	2010
Operational Data:
Employees	7,783	7,350
Branches	232	235

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